EXHIBIT 5.2
James Hardie Industries SE
Strawinskylaan 3077
1077 ZX Amsterdam
Amsterdam Trade Register number
34106455
Amsterdam April 13, 2010
The Managing and Supervisory Boards
of Directors of James Hardie Industries SE
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
Ladies and Gentlemen,
1.	Introduction

1.1	The undersigned hereby renders this opinion in his capacity as Senior Legal Counsel of James Hardie Industries SE, a European Company (Societas Europeae (SE)) registered in The Netherlands (“JHISE”), regarding the issued share capital of JHISE in connection with the registration of 102,000,000 ordinary shares, par value EUR 0.59 per share, pursuant to the Form F-4 (as defined below).

1.2	In this opinion letter:
a.	the “Articles” means the articles of association of JHISE by notarial Deed of Merger dated February 16, 2010, as according to information obtained from the Trade Register today, in force on the date hereof.

b.	“Deed of Incorporation” means a notarial deed of incorporation of JHISE, dated October 26, 1998 as rectified by a notarial deed dated January 27, 2009.

c.	“DDC” means Dutch Civil Code.

d.	“Deed of Merger” means a notarial deed of merger between JHINV and JHCBM plc, including — among others – the Articles.

e.	“Excerpt” means an excerpt, dated April 13, 2010 of JHISE in the Trade Register under number 34106455.

f.	“JHINV” means James Hardie Industries N.V., a public company incorporated under Dutch law which became JHISE pursuant to the registration of the Deed of Merger in the Trade Register on February 19, 2010.

g.	“Form F-4” means the Form F-4 registration statement filed by JHISE on April 13, 2010.

h.	“Merger” means the merger described in the Form F-4 as Stage 1, at the occasion of which JHINV adopted the form of an SE (and so became JHISE, governed by Dutch law), being a merger by acquisition as described in Article 17(2)(a) of the SE Regulation, in conjunction with the NL Implementation Law and the DDC.

i.	“NL Implementation Law” means the Dutch act on implementation of the SE Regulation..

j.	“SE” means a European company as referred to in the SE Regulation.

k.	“SE Regulation” means Regulation (EU) nr. 2157/2001 of the Council of the European Union of 8 October 2001 on the European Company (SE).

l.	“Trade Register” means the trade register of the Chamber of Commerce of Amsterdam, the Netherlands.
1.3	Headings used in this opinion letter are for ease of reference only and shall not affect the interpretation hereof.

1.4	In rendering my opinion expressed herein, I have examined and relied upon:
a.	an electronic copy of the Form F-4.

b.	an electronic copy of the Excerpt.

c.	an electronic copy of the Deed of Merger, which includes the Articles.
2.	Assumptions
For the purpose of my opinion expressed herein, I have made the following assumptions, the accuracy of which I have not verified:
2.1	That the Deed of Incorporation (i) is a valid notarial deed, (ii) the contents thereof are correct and complete, and (iii) there were no defects in the incorporation process (not appearing on the face of the Deed of Incorporation) for which a court might dissolve JHISE.

2.2	That the Deed of Merger (i) is a valid notarial deed, (ii) the contents thereof are correct and complete, and (iii) there were no defects in the merger process (not appearing from the face of the Deed of Merger) that conflict with or result in a violation of any provision of published law, rule or regulation of general application in any jurisdiction.

2.3	That the Deed of Merger and all related and underlying documents will not be amended, supplemented, terminated, nullified, revoked, or declared null and void.

2.4	That JHISE has not been dissolved, merged, split up, granted a suspension of payments, declared bankrupt; this assumption is supported by (i) the contents of the Excerpt, (ii) information obtained by telephone today from the bankruptcy clerk’s office of the District Court in Amsterdam, the Netherlands, and (iii) a search today on the relevant website (www.rechtspraak .nl) in respect of the international bankruptcy clerk’s office of the Court in The Hague, the Netherlands.

2.5	The authenticity of all agreements, certificates, instruments and other documents submitted to me as originals.

2.6	The conformity to the original of the Form F-4 submitted to me as an electronic copy.

2.7	That the registered office and head office of James Hardie Industries SE will be in The Netherlands during the period it exists as an SE registered in The Netherlands.
Based upon the foregoing and subject to (a) any factual matters or documents not disclosed to me in the course of my investigation and (b) the qualifications and limitations stated hereinafter, I am of the opinion that:
3.	Corporate status
JHISE has been duly established as an SE and validly exists as an SE registered in The Netherlands.
4.	Issued share capital
The shares in JHISE are validly issued, fully paid and non-assessable.
5.	Limitations
5.1	I express no opinion on any law other than Dutch corporate law (unpublished case law not included) as it currently stands. I express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or regulations of general application) other than the SE Regulation.

5.2	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion letter should be taken as expressing an opinion in respect of any information examined in connection with this opinion letter except as expressly confirmed herein.

6.	Consent

6.1	I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Legal Matters” in such Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours faithfully,
/s/ Diederik Jan Ex
Diederik Jan Ex
Senior Legal Counsel